Exhibit 10.17

GLOBEIMMUNE, INC.

2012 PERFORMANCE-BASED NON-EQUITY INCENTIVE PLAN

1. GENERAL.

(a) Eligible Bonus Award Recipients. The persons eligible to receive Bonus Awards are Officers.

(b) Form of Bonus Awards. All Bonus Awards under the Bonus Plan will be paid in cash.

(c) Purpose. The Company, by means of the Bonus Plan, seeks to secure and retain the services of the group of persons eligible to receive Bonus Awards as set forth in Section 1(a) and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2. PLAN ADMINISTRATION.

(a) The Board will be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. The Board may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Bonus Plan. The Board will have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Bonus Plan:

  (i) authority to determine eligibility and the amount, manner and time of payment of any Bonus Awards hereunder;

 (ii) authority to construe and interpret the terms of the Bonus Plan;

(iii) authority to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.

(b) Any rule or decision by the Board that is not inconsistent with the provisions of the Bonus Plan will be conclusive and binding on all persons, and will be given the maximum deference permitted by law.

3. EARNING OF THE BONUS AWARD. Participation in the Bonus Plan is at the discretion of the Board. If an Officer is hired after the beginning of the Performance Period, the Board will have the discretion to determine whether such individual should be eligible to participate in the Bonus Plan and whether such participation, if any, should be prorated. A Participant must be in Continuous Service, and meeting the minimum standard of performance for their position in the Company through the payment date to earn any Bonus Award under this Bonus Plan; if the Participant’s Continuous Service terminates before the payment date of any Bonus Award, the Participant will not be eligible to receive a Bonus Award, or any portion of a Bonus Award, except as provided in an applicable severance plan or in an individual employment or retention agreement with such Participant.

4. DETERMINATION OF THE BONUS AWARD. On the Bonus Determination Date, the Board, in its sole discretion, will determine the actual Bonus Award, if any, earned by each Participant by increasing or reducing the Participant’s Target Bonus Award based on whether the Corporate Goals were met during the Performance Period and such other factors as the Board deems appropriate.

5. TIMING OF PAYMENT. The Company will distribute amounts payable to Participants within 60 days following the Bonus Determination Date in respect of these Bonus Awards, but in all cases not later than March 15, 2013.

6. AMENDMENT AND TERMINATION OF THE BONUS PLAN. The Board may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Bonus Award granted hereunder. At no time before the actual payment of Bonus Awards to Participants under the Bonus Plan will any Participant accrue any vested interest or right whatsoever under the Bonus Plan.

7. WITHHOLDING. Each Bonus Award will be reduced by the sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the payment of such Bonus Award.

8. UNFUNDED PLAN. The Bonus Plan is unfunded and nothing in the Bonus Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Each Bonus Award under the Bonus Plan will be paid solely from the general assets of the Company.

9. NO GUARANTEE OF EMPLOYMENT. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

10. RECOVERY. Any amounts paid hereunder will be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.

11. DEFINITIONS.

(a) “Base Salary” means a Participant’s annual base compensation, as determined on the applicable Bonus Determination Date.

(b) “Board” means the Board of Directors of the Company, or, if the Board so delegates authority, the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to administer the Bonus Plan. “Bonus Award” means, with respect to each Participant, the award determined by the Board, in its sole discretion, on any Bonus Determination Date.

(c) “Bonus Determination Date” means the date upon which the Board, in its sole discretion, determines the actual Bonus Award earned by each Participant.

(d) “Bonus Plan” means this GlobeImmune, Inc. Performance-Based Non-Equity Incentive Plan.

(e) “Company” means GlobeImmune, Inc.

(f) “Continuous Service” means that the Participant’s employment with the Company is not interrupted or terminated. A change in the employment position in which the Participant renders service to the Company, provided that there is no interruption or termination of the Participant’s service with the Company, will not terminate a Participant’s Continuous Service; however, the Board reserves the right to modify the Target Bonus Award on any change in position. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(g) “Corporate Goal” means any of the Corporate Goals set forth on Exhibit A.

(h) “Officer” means a person designated as such by the Board.

(i) “Participant” means an eligible Officer selected by the Board, in its sole discretion, to participate in the Bonus Plan.

(j) “Performance Period” means January 1, 2012 through December 31, 2012.

(k) “Target Bonus Award” means the target award that may be earned under the Bonus Plan to a Participant, as determined by the Board. Each Participant’s Target Bonus Award equals the product of such Participant’s Base Salary and Target Bonus Percentage. For example, an Officer with a Base Salary of $300,000, whose Target Bonus Percentage is 40% would have his or her Bonus Award calculated by reference to a Target Bonus Award of $120,000 ($200,000 x 40%).

(l) “Target Bonus Percentage” means:

(i) 40% for Timothy C. Rodell, M.D., Chief Executive Officer and President;

(ii) 35% for David Apelian, M.D., Ph.D., MBA, Senior Vice President Research & Development and Chief Medical Officer;

(iii) 35% for John Frenz, Ph.D., Vice President, Operation;

(iv) 25% for C. Jeffrey Dekker, Vice President, Finance; and

(v) for any Officer that becomes a Participant after the beginning of the Performance Period, a percentage as determined by the Board.

Exhibit A

2012 PERFORMANCE GOALS

Corporate Goal 1 (35%): financing sufficient to carry the Company through 2015 either through an initial public offering of the Company’s securities, a strategic transaction, a strategic alliance or a combination of the foregoing.

Corporate Goal 2 (35%): obtain a Celgene option exercise on GI-4000 or a commitment to fund a major Phase 2/3 clinical trial for GI-4000, or receive rights to the product candidate back with adequate financing to allow the Company to initiate a pivotal program itself.

Corporate Goal 3 (10%): complete a second infectious disease deal or program financed by a grant or other financing source.

Corporate Goal 4 (10%): obtain an IND for GI-13000.

Corporate Goal 5 (5%): Complete escalation phase of enrollment GI-6301-01.

Corporate 6 (5%): Partial enrollment of GI-6207-02 with preliminary biomarker data on enrolled subjects.